EXHIBIT 99.1

The CATO Corporation

                                             NEWS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact:

          John R. Howe

          Executive Vice President

          Chief Financial Officer

          704-551-7315

CATO REPORTS DECREASE IN 1Q NET INCOME AND EPS

CHARLOTTE, N.C. (May 23, 2019) – The Cato Corporation (NYSE: CATO) today reported net income of $21.3 million or $.87 per diluted share for the first quarter ended May 4, 2019, compared to net income of $23.4 million or $.94 per diluted share for the first quarter ended May 5, 2018.  Net income decreased 9% and earnings per diluted share decreased 7% for the quarter.  Sales for the first quarter were $228.1 million, or a decrease of 3% from sales of $236.0 million for the first quarter ended May 5, 2018.   The Company’s same-store sales for the quarter decreased 1% to last year.

“We are starting to see slightly more favorable sales trends and continue to believe our business has stabilized,” stated John Cato, Chairman, President, and Chief Executive Officer.  “We remain cautiously optimistic.”

Gross margin increased 1.0% to 40.3% of sales in the quarter, primarily due to higher merchandise margins.  SG&A expenses as a percent of sales increased 1.0% to 28.9% during the quarter primarily due to higher incentive compensation and closed store expense.  The effective tax rate increased to 16.9% versus the prior year at 11.9% primarily due to more taxable interest income and favorable state tax adjustments in the quarter last year.  The Company ended the quarter with cash and short-term investments of $214.7 million.

During the first quarter ended May 4, 2019, the Company closed 9 stores.  As of May 4, 2019, the Company operated 1,302 stores in 31 states, compared to 1,351 stores in 33 states as of May 5, 2018.

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato,” “Versona” and “It’s Fashion.”  The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com.  Versona is a unique fashion destination offering apparel and accessories including jewelry, handbags and shoes at exceptional prices every day.  Select Versona merchandise can also be found at www.shopversona.com.  It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated operational and financial results are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: any actual or perceived deterioration in the conditions that drive consumer confidence and spending, including, but not limited to, levels of unemployment, fuel, energy and food costs, wage rates, tax rates, home values, consumer net worth and the availability of credit; uncertainties regarding the impact of any governmental responses to the foregoing conditions; competitive factors and pricing pressures; our ability to predict and respond to rapidly changing fashion trends and consumer demands; adverse weather or similar conditions that may affect our sales or operations; inventory risks due to shifts in market demand, including the ability to liquidate excess inventory at anticipated margins; and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time.  The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED MAY 4, 2019 AND MAY 5, 2018

(Dollars in thousands, except per share data)

	Quarter Ended

	May 4,	%	May 5,	%
	2019	Sales	2018	Sales

REVENUES
Retail sales	$228,066	100.0%	$236,025	100.0%
Other revenue (principally finance,
late fees and layaway charges)	2,285	1.0%	2,275	1.0%

Total revenues	230,351	101.0%	238,300	101.0%

GROSS MARGIN (Memo)	91,983	40.3%	93,738	39.7%

COSTS AND EXPENSES, NET
Cost of goods sold	136,083	59.7%	142,287	60.3%
Selling, general and administrative	65,990	28.9%	65,959	28.0%
Depreciation	3,843	1.7%	4,224	1.8%
Interest and other income	(1,136)	-0.5%	(754)	-0.3%

Cost and expenses, net	204,780	89.8%	211,716	89.7%

Income Before Income Taxes	25,571	11.2%	26,584	11.3%

Income Tax (Benefit)/Expense	4,316	1.9%	3,173	1.3%

Net Income	$21,255	9.3%	$23,411	9.9%

Basic Earnings Per Share	$0.87		$0.94

Diluted Earnings Per Share	$0.87		$0.94

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	May 4,	February 2,
	2019	2019
	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$36,493	$24,603
Short-term investments	174,404	182,711
Restricted cash	3,828	3,802
Accounts receivable - net	29,886	28,137
Merchandise inventories	111,215	119,585
Other current assets	4,377	11,750

Total Current Assets	360,203	370,588

Property and equipment – net	91,204	94,304

Noncurrent Deferred Income Taxes	11,083	11,209

Other assets	22,696	21,805

Right-of-Use Assets, net	179,811	-

TOTAL	$664,997	$497,906

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$122,077	$141,086

Current Lease Liability	57,261	-

Noncurrent Liabilities	22,702	39,984

Lease Liability	134,453	-

Stockholders' Equity	328,504	316,836

TOTAL	$664,997	$497,906

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510